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                                                                      EXHIBIT 21

                            SCHEDULE OF SUBSIDIARIES

          Future Petroleum Corporation, a Texas corporation

          Alaska Eldorado Gold, a Nevada corporation

          Future Energy Corporation, a Nevada corporation

          Future CAL-TEX Corporation, a Texas corporation